UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 7, 2004

PSS WORLD MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Commission File Number:   0-23832

Florida (State or other jurisdiction of incorporation or organization)	59-2280364 (IRS Employer Identification Number)
4345 Southpoint Blvd. Jacksonville, Florida (Address of principal executive offices)	32216 (Zip code)
Registrant's telephone number, including area code	(904) 332-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

PSS World Medical, Inc. and its wholly owned subsidiary, Gulf South Medical Supply, Inc. (“the Company”) entered into an Asset Purchase Agreement, dated as of October 7, 2004 (the "Purchase Agreement") with Skoronski Corporation (“Skoronski”), and Stephen M. Skoronski, the sole shareholder of the Seller (together with Skoronski, the “Seller”), pursuant to which the Company has agreed to acquire substantially all of the assets and assume certain liabilities of Skoronski.

The maximum aggregate purchase price is approximately $25.9 million, subject to certain adjustments as set forth in the Purchase Agreement, of which $19.8 million was paid in cash at the closing. Pursuant to the terms of the Purchase Agreement, remaining purchase price of up to $5.6 million will be paid to the Seller by April 30, 2005 if minimum revenue thresholds are met and working capital balances as of the closing date are validated. In connection with the transaction, the Company will also pay approximately $1.1 million for employee related matters.

The Purchase Agreement contains customary indemnification provisions which terminate at varying times unless the indemnified party has, before the expiration of a right to indemnification, provided notice of a claim for indemnification to the indemnifying party.

The foregoing summary description of the Purchase Agreement and the transactions contemplated thereby is not intended to be complete.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   October 13, 2004

PSS WORLD MEDICAL, INC.

By: /s/ David M. Bronson Name: David M. Bronson Title: Executive Vice President and Chief Financial Officer